EXHIBIT 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-72229, Registration Statement No. 333-104320, Registration Statement No. 333-34638, Registration Statement No. 333-49948, Registration No. 333-83112, Registration Statement No. 333-89151, Registration Statement No. 333-74155 and Registration Statement No. 333-132393 of Kilroy Realty Corporation on Forms S-3, and Registration Statement No. 333-43227 of Kilroy Realty Corporation on Form S-8 of our report dated February 28, 2006, May 4, 2006 as to the effects of the discontinued operation described in Note 27 in this Current Report on Form 8-K of Kilroy Realty Corporation.

/s/    DELOITTE & TOUCHE LLP

Los Angeles, California

May 4, 2006